Exhibit 99.1

Media Contact:	Investor Contact:
Maria F. Slippen	Robert S. Schneider
U.S.I. Holdings Corporation	U.S.I. Holdings Corporation
914-749-8511	914-749-8702

maria.slippen@usi.biz	rschneider@usi.biz

U.S.I. Holdings Corporation Announces Closing of Public Offering and

Underwriters Exercise Over-allotment Option

BRIARCLIFF MANOR, N.Y., April 20, 2004 –U.S.I. Holdings Corporation (“USI”), (NASDAQ: USIH) today announced the closing of its offering of 11,229,578 common shares, of which 4,025,000 shares were sold by the Company via forward sale agreements with affiliates of two of the underwriters and 7,204,578 shares were sold by various selling shareholders, at $14.72 per common share.

The total shares offered includes 1,464,728 shares of common stock (939,728 shares from the selling shareholders and 525,000 shares from the forward purchasers) sold pursuant to the underwriters’ over-allotment option at the public offering price, less the underwriting discount.

In connection with the offering, the Company entered into forward sale agreements pursuant to which J.P. Morgan Securities Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated agreed to borrow and sell 4,025,000 shares of the Company’s common stock. The Company expects to receive net proceeds initially valued at $55.5 million upon settlement of the forward sale agreement, which will be within the next twelve months.

The Company expects to use the net proceeds from its sale of common shares for working capital and general corporate purposes, including possible acquisitions. The Company did not receive any of the net proceeds from the sale of the common shares by the selling shareholders.

The offering was led by Merrill Lynch & Co., and JPMorgan. Banc of America Securities LLC acted as a senior co-manager and Fox-Pitt, Kelton, Keefe Bruyette & Woods, Stephens Inc. and SunTrust Robinson Humphrey acted as co-managers for the offering.

The common shares were offered under the Company’s shelf registration statement which was filed with, and declared effective by, the Securities and Exchange Commission.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 59 offices in 19 states.